UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

Dear CTS Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Friday, May 30, 2008, at 9:00 a.m. Eastern Daylight Time, in the Auditorium of the CTS corporate office, located at 905 West Boulevard North, in Elkhart, Indiana.

The official meeting notice, the proxy statement and the proxy form are enclosed. These materials were first mailed to shareholders on April 28, 2008. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

We look forward to seeing you at the meeting.

Vinod M. Khilnani
President and Chief
Executive Officer

Notice of the Annual Meeting of Shareholders
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMITTEES OF THE BOARD
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE AUDIT COMMITTEE
CTS CORPORATION 2007 AUDIT COMMITTEE
INDEPENDENT AUDITOR

Notice of the Annual Meeting of Shareholders

To Be Held On
May 30, 2008

To CTS Shareholders:

The 2008 Annual Meeting of Shareholders of CTS Corporation will be held on Friday, May 30, 2008 at 9:00 a.m. Eastern Daylight Time, at the CTS Corporate office located at 905 West Boulevard North, in Elkhart, Indiana. To obtain directions to the corporate office, please call (574) 523-3800.

Only shareholders of record at the close of business on April 15, 2008 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote on:

1. Election of directors for the ensuing year;

2. Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2008; and

3. Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director-nominees and ratify the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

April 28, 2008

Your vote is important.
Please date, sign and promptly mail the enclosed proxy card.
No postage is required if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on
May 30, 2008

This proxy statement was first mailed to shareholders on April 28, 2008, and is furnished in connection with the solicitation by the CTS Corporation Board of Directors of proxies to be voted at the Annual Meeting of Shareholders. Following is important information in a question-and-answer format regarding the meeting and this proxy statement.

Q:	On what may I vote?

A:	(1) Election of director-nominees to serve on the Board of Directors; and

(2) Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2008.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote:

(1) FOR each of the director-nominees named below; and

(2) FOR Grant Thornton LLP as CTS’ independent auditor for 2008.

Q:	How will voting on any other business be conducted?

A:	We are not aware of any other business to be brought before the shareholders at the 2008 Annual Meeting of Shareholders other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Roger R. Hemminghaus, Chairman of the Board of Directors and Richard G. Cutter, Vice President, Secretary and General Counsel, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of CTS common shares are represented at the Annual Meeting, either in person or by proxy:

(1) The nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the nine director-nominees unless it contains contrary instructions. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes; and,

(2) The Audit Committee’s appointment of Grant Thornton LLP as CTS’ auditor for 2008 will be ratified if a majority of the shares present support the appointment. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Q:	Who is entitled to vote?

A:	Shareholders on the close of business on April 15, 2008, which is referred to as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were

33,635,219 shares of CTS common stock issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please sign and date each proxy card that you receive and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director-nominees and FOR Grant Thornton LLP as CTS’ auditor for 2008. Even if you return your proxy card, you still have the right to revoke your proxy or change your vote at any time before the Annual Meeting. If you wish to revoke your proxy or change your vote, notify CTS’ Secretary by returning a later-dated proxy card, or vote in person at the meeting.

Q:	How can I vote shares of stock that I hold under the CTS Corporation Retirement Savings Plan?

A:	The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. JP Morgan Chase Bank, the plan trustee, will vote the shares in your account according to your instructions. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director-nominees and FOR Grant Thornton LLP as CTS’ auditor for 2008 in the same proportion as the shares properly voted by other participants who hold shares under the plan. You must provide instructions or make changes to your instructions on how to vote shares in your CTS Corporation Retirement Savings Plan on or before May 23, 2008. On that date, your instructions will be transmitted to the plan trustee and cannot be changed.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold CTS shares registered in more than one account. Please sign and return all proxy cards you receive to ensure that all your shares are voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	In February 2008, CTS Corporation hired Georgeson & Co., Inc. to solicit votes for a fee of $6,000. CTS also reimburses Georgeson for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and one annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a corporation or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker or you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514; you can call (574) 523-3800 and ask to speak to our Investor Relations staff; or, you may send an e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the CTS Board of Directors?

A:	Director-nominees for the 2009 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of Richard Cutter, Vice President, General Counsel and Secretary for CTS Corporation. Pursuant to the CTS Corporation bylaws, all nominations must be received no earlier than January 16, 2009 and no later than March 2, 2009. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Upon request, copies of the bylaws may be obtained free of charge from CTS’ Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

Q:	When are shareholder proposals for the 2009 Annual Meeting due?

A:	CTS’ advance notice bylaw provisions require that in order to be presented at the 2009 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of Richard Cutter, Vice President, General Counsel and Secretary for CTS Corporation, and must be received no earlier than January 16, 2009 and no later than March 2, 2009. Certain information is required to be included with shareholder proposals, which is described in CTS’ bylaws. Upon request, copies of the bylaws may be obtained free of charge from CTS’ Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

PROPOSALS ON WHICH YOU MAY VOTE

1. ELECTION OF DIRECTORS

2.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2008.

Your Board of Directors recommends a vote FOR the director-nominees and FOR the ratification of the appointment of Grant Thornton LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at nine. There are nine director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors.  Each director-nominee named below is currently a director of CTS Corporation. The ages shown are as of April 28, 2008, the date on which this proxy statement was first mailed to shareholders. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees becomes unavailable for election, the members of the Board of Directors present at the Annual Meeting will, in their sole discretion and pursuant to authority granted by the proxies, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW	Director since 1999
Age 63

Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech international investments and was responsible for global acquisitions and alliances.

LAWRENCE J. CIANCIA	Director since 1990
Age 65

Mr. Ciancia has been a partner in Corporation Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds.

THOMAS G. CODY	Director since 1998
Age 66

Mr. Cody has served as Vice Chairman of Macy’s, Inc., (formerly known as Federated Department Stores, Inc.) a nationwide department store retailer, since February 2003. From 1992 to 2003, Mr. Cody was Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. Mr. Cody also serves as a director of LCA-Vision, Inc.

PATRICIA K. COLLAWN	Director since 2003
Age 49

Ms. Collawn is Utilities President of PNM Resources, a utilities corporation serving electricity and natural gas customers. She has served in this capacity since June 2007. Prior to June 2007, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from November 2005. Ms. Collawn served as President of Customer and Field Operations of Xcel Energy from July 2003 and as President of the Retail Services Group of Xcel Energy beginning March 2001.

GERALD H. FRIELING, JR.	Director since 1982
Age 78

Mr. Frieling has served as President of Frieling & Associates, a business consulting firm, since 1993. Prior to 1993, Mr. Frieling served as Chairman of the Board of Directors, Chief Executive Officer and Vice Chairman of the Board of Directors of Tokheim Corporation, a manufacturer of electronic and mechanical petroleum marketing systems. Mr. Frieling also serves as a director of Mossberg & Company.

ROGER R. HEMMINGHAUS	Director since 2000
Age 71

Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a corporation that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Tandy Brand Accessories, Inc. and Xcel Energy, Inc.

MICHAEL A. HENNING	Director since 2000
Age 68

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Mr. Henning served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director and as a member of the audit committee at each of Omnicom Group, Inc., Landstar Systems, Inc. and Highlands Acquisition Corporation.

VINOD M. KHILNANI	Director since 2007
Age 55

Mr. Khilnani joined CTS Corporation in May 2001 as Senior Vice President and Chief Financial Officer. In July 2007, he was elected to President and appointed Chief Executive Officer. Mr. Khilnani received his Masters degree in economics from Delhi University in 1973 and his MBA in Finance from the University of New York in 1977. He holds CPA and CMA certification. Mr. Khilnani has over 30 years of leadership experience in finance, strategy, mergers and acquisitions and operating roles based in the USA and Europe, including 18 years at Cummins, Inc.

ROBERT A. PROFUSEK	Director since 1998
Age 58

Mr. Profusek is the Head of Mergers & Acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as a Director of Valero Energy Corporation and is a member of Valero’s Compensation and Nominating and Governance Committees.

Your Board of Directors recommends a vote FOR each of these director-nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS
INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2008. In the event that ratification is not approved by a majority of the shares of CTS common stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of the independent auditor.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions.

Your Board of Directors recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as CTS’ independent auditor for 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2007:

			(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,426,638	$16.06	5,286,070
Equity compensation plans not approved by security holders(1)	56,261		—

Total	1,482,899		5,286,070

(1)	In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. As of December 1, 2004, this plan was amended to preclude crediting any additional units under the plan. Prior to the amendment, CTS annually credited an account for each non-employee director with 800 common stock units. CTS also annually credited each deferred stock account with an additional number of common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. Upon retirement, the non-employee director is entitled to receive one share of CTS common stock for each common stock unit in his deferred stock account. CTS has issued only treasury shares for common stock units under the plan. On December 31, 2007, the deferred stock accounts contained a total of 56,261 units.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of CTS’ common stock are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner in 2007.

COMMITTEES OF THE BOARD

Directors are assigned to committees of the Board of Directors by the full Board of Directors each year following their election at the Annual Meeting.

Compensation Committee

The Compensation Committee is a standing committee of the Board of Directors. Directors Cody, Catlow, Collawn and Henning are the current members of the Compensation Committee. Each member of the Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held eight meetings in 2007. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/compensationcharter.htm.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation and employment agreements. The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives and makes recommendations to the Board of Directors regarding the Chief Executive Officer’s compensation. The Committee also administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2004 Omnibus Long-Term Incentive Plan. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year.

The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any executive officer. The Committee may delegate authority to make cash incentive or equity awards to non-executive officers to the Chief Executive Officer and/or the Senior Vice President Administration subject to specific numeric limits. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer’s form and level of compensation to the full Board of Directors for approval.

The Senior Vice President Administration regularly reports to the Compensation Committee regarding market trends in executive compensation. He also provides background information, such as peer benchmark data, to assist the Compensation Committee in making decisions about executive compensation. The Compensation Committee may direct the Senior Vice President Administration to research specific issues and make recommendations to the Committee.

Compensation Committee Interlocks and Insider Participation

Directors Cody, Catlow, Collawn and Henning were appointed to the Compensation Committee following their election to the Board of Directors at the 2007 Annual Meeting of Shareholders of CTS Corporation. During 2007, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board of Directors. Directors Ciancia, Cody, Collawn and Frieling are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held seven meetings in 2007. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/governancecharter.htm.

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors concerning committee assignments and director-nominees for election at the Annual Meeting. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for board approval and makes recommendations on matters of corporate governance. CTS’ bylaws describe the process for nominating a candidate for election to the Board of Directors at the Annual Meeting of Shareholders. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the 2008 Annual Meeting of Shareholders. At this time, the Board of Directors does not believe a formal policy regarding shareholder director-nominees is necessary since CTS’ bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board of Directors, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board of Directors as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills and experience of the directors in the context of the needs of the Board of Directors. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board of Directors. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates, but does not currently have any such firm on retainer. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

Pursuant to its charter, the Nominating and Governance Committee is responsible for reviewing candidates and making recommendations to the Board of Directors concerning Chief Executive Officer succession planning. In 2005, an ad hoc Leadership Continuity Committee of the Board of Directors was formed to assist in overseeing management’s implementation of an overall Management Development and Succession process for executive officers and to lead the Board of Directors in the Chief Executive Officer succession planning process. Having served its intended purpose, the Leadership Continuity Committee was disbanded in 2007.

Audit Committee

The Audit Committee is a standing committee of the Board of Directors. Directors Catlow, Ciancia, Frieling and Henning are the current members of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board of Directors has determined that Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K. In addition to being a member of the CTS Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board of Directors met and discussed whether or not Mr. Henning’s additional service would negatively impact his service to the CTS Audit Committee. It is the Board’s opinion that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhances the abilities and competencies of the CTS Audit Committee and that, as a retiree, Mr. Henning has ample time and capacity to serve four public company audit committees without impairment of his ability to serve the CTS Audit Committee.

The Audit Committee held nine meetings in 2007. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management, CTS’ financial statements, earnings press releases and earnings guidance. In addition, the Audit Committee reviews CTS’ compliance with public-company regulatory requirements and the CTS Code of Ethics.

Finance and Strategic Initiatives Committee

The Finance and Strategic Initiatives Committee is a standing committee of the Board of Directors. Directors Catlow, Frieling, Khilnani and Profusek are the current members of the Finance and Strategic Initiatives Committee. The Finance and Strategic Initiatives Committee held two meetings in 2007. A copy of the Finance and Strategic Initiatives Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm.

The Finance and Strategic Initiatives Committee reviews and makes recommendations to the Board of Directors concerning corporate financing arrangements, tax strategies, dividend policy, financial structure and similar matters. Additionally, the Finance and Strategic Initiatives Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2007, the Board of Directors held six meetings. It is the policy of the Board of Directors that each director endeavor to attend all shareholder meetings including the Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2007 Annual Meeting of Shareholders attended that meeting.

The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of the corporation and has not been an employee of the corporation for at least five years;

•	Is not an affiliate of the corporation other than in the capacity as a director; and has not been an affiliate of the corporation for at least five years.

•	Is not an employee or affiliate of the corporation’s present auditing firm or an auditing firm retained by the corporation within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•	Is not an employee of a company on whose board an executive of the corporation presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•	Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of the corporation’s consolidated gross revenues and has not been an employee of such a company for at least five years;

•	Is not an employee of any company which made payments to or received payments from CTS Corporation that exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues; and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from the corporation other than compensation attributable to the director’s service as a member of the Board of Directors and its Committees;

•	Has not received more than $10,000 per year in direct compensation from the corporation during the past five years, excluding compensation attributable to the director’s service as a member of the Board of Directors and its Committees;

•	Does not have any other relationship with the corporation or any other entity, including charitable and civic organizations that in the opinion of the Board of Directors could be considered to effect the director’s ability to exercise his or her independent judgment as a director;

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

Additionally, for purposes of determining whether a director has a material relationship with the corporation apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/guidelines.htm.

The Board of Directors has determined that each non-management director is an independent director and has no material relationship with CTS Corporation, apart from his or her service as a director. The Board of Directors made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines. As a result, the Board of Directors concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Gerald H. Frieling, Jr., Roger R. Hemminghaus, Michael A. Henning and Robert A. Profusek are each independent directors.

CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation which might be construed to disqualify a director as independent and to make a recommendation to the Board of Directors regarding the director’s service on board committees and nomination for re-election to the Board of Directors. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflicts of interest and recommend appropriate action to the Board of Directors.

CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer and the principal accounting officer and/or controller, all other executive officers and non-employee directors. The CTS Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics. A copy of the CTS Code of Ethics may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/ governance/codeofethics.htm.

The CTS Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance no less frequently than annually.

It is the policy of the Board of Directors to hold an executive session excluding management directors at each regular scheduled Board of Directors’ meeting. In 2007, an executive session was held at each regular board meeting. The Chairman of the Board of Directors presides over the executive sessions.

The Board of Directors has adopted CTS stock ownership guidelines that apply to non-employee directors and executives in order to align their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board of Directors as a whole, by writing to Richard Cutter, Vice President, General Counsel and Secretary, at CTS’ corporate office located at 905 West Boulevard North, Elkhart, Indiana, 46514. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS Corporation and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. CTS’ Secretary will compile such communications and forward them to the directors on a periodic basis. However, CTS’ Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock.  The table below lists information about the persons known by CTS Corporation to beneficially own at least 5% of its common stock as of December 31, 2007. There were 34,313,274 shares of CTS common stock issued and outstanding as of December 31, 2007. The information below is derived solely from the most recent Schedules 13D or 13G and amendments thereto, or on Form 13F-HR filed with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class
Dimensional Fund Advisors LP(1) 1299 Ocean Avenue Santa Monica, California 90401	3,155,855	9.20%

GAMCO Investors, Inc., et al(2) One Corporate Center Rye, New York 10580-1435	2,834,080	8.26%

The State Teachers Retirement Board of Ohio(3) 275 East Broad Street Columbus, Ohio 43215	2,669,700	7.78%

AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, New York 10104	2,520,288	7.34%

Barclays Global Investors, N.A.(5) 45 Fremont Street San Francisco, California 94105	2,204,517	6.42%

(1)	As reported in the Schedule 13G/A filed February 6, 2008, Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors, Inc.). has sole power to vote and dispose of the shares.

(2)	As reported on Schedule 13D/A filed on April 7, 2008. GAMCO Investors, Inc. has sole power to vote and dispose of 2,834,080 shares.

(3)	As reported in the Schedule 13G filed January 25, 2008, State Teachers Retirement Board of Ohio. Inc. has sole power vote and dispose of the shares.

(4)	As reported in the Schedule 13G/A filed February 14, 2008, AXA Financial, Inc. has sole power to vote 1,747,652 shares; shared voting power for 15,050 shares and sole power to dispose of 2,520,288 shares.

(5)	As reported in the Schedule 13G filed February 5, 2008, Barclays Global Fund Advisors, N.A. and its affiliates has sole power to vote 1,736,579 shares and sole power to dispose of 2,204,517 shares.

Directors’ and Officers’ Stock Ownership.  The following table shows how much CTS common stock each named executive officer, director and all executive officers and directors as a group, beneficially owned as of April 15, 2008, including shares covered by stock options exercisable within 60 days of April 15, 2008. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by all current directors and officers do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The CTS Corporation Employee Benefit Plan Investment Committee has voting and investment authority over those shares.

		Options		Directors’
	Beneficially	Exercisable	Shares	Deferred
	Owned	within 60	held in	common stock		% of shares
Name	Shares(l)	days	401(k)	units(2)	Total(5)	outstanding
Walter S. Catlow	14,139	14,000	0	4,098	32,237	*
Lawrence J. Ciancia	15,256	14,000	0	16,365	45,621	*
Thomas G. Cody	13,145	14,000	0	4,722	31,867	*
James L. Cummins(3)	97,570	55,225	917	0	153,712	*
Gerald H. Frieling, Jr.	18,283	14,000	0	19,020	51,303	*
Roger R. Hemminghaus	24,332	14,000	0	3,267	41,599	*
Michael A. Henning	13,131	14,000	0	3,267	30,398	*
Vinod M. Khilnani	45,879	94,500	1,609	0	141,988	*
Robert A. Profusek(4)	13,145	14,000	0	4,722	33,667	*
Donald R. Schroeder	88,334	79,000	41,870	0	209,204	*
Donald K. Schwanz	127,444	309,513	0	0	436,957	1.30%
Patricia K. Collawn	12,107	3,100	0	800	16,007	*
H. Tyler Buchanan	42,406	69,500	10,269	0	122,175	*
Matthew W. Long	13,506	20,625	1,570	0	35,701	*
All Current Directors and Officers as a Group (19 total)	597,937	826,213	60,804	56,261	1,541,215	4.58%

*	Represents less than 1% CTS common stock

(1)	Includes shares vesting within 60 days.

(2)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)	Includes 900 shares held by Mr. Cummins’ son and 1,883 held by Mr. Cummins’ spouse in her 401(k) plan sponsored by CTS. Although Mrs. Cummins is no longer an employee of CTS, she retains her shareholdings in the retirement plan.

(4)	Excludes 1,800 shares held by Mr. Profusek’s daughter. Mr. Profusek disclaims any beneficial interest with respect to these shares.

(5)	No director or executive officer has pledged his or her shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides details about CTS’ compensation practices for the executives whose names appear in the tables and charts below. The information provided in this section should be read in conjunction with the tables and narratives that accompany the information presented.

In 2007, Mr. Donald K. Schwanz served as President, Chief Executive Officer and Chairman of the Board of Directors of CTS until he resigned, effective July 2, 2007. The Board of Directors appointed Mr. Schwanz Chairman Emeritus of the Board of Directors when he resigned and Mr. Schwanz served in that capacity until his retirement from CTS on October 2, 2007. The Board of Directors elected Mr. Vinod M. Khilnani as President and appointed him as Chief Executive Officer of CTS effective July 2, 2007. Prior to assuming the positions of President and Chief Executive Officer, Mr. Khilnani served as Chief Financial Officer. Following Mr. Khilnani’s promotion, CTS Treasurer Mr. Matthew W. Long was appointed Interim Chief Financial Officer and remained in that position for the remainder of 2007. The following executives are CTS’ named executive officers for 2007, as that term is defined by the Securities and Exchange Commission:

•	Mr. Donald K. Schwanz, former President and Chief Executive Officer;

•	Mr. Vinod M. Khilnani, President and Chief Executive Officer;

•	Mr. James L. Cummins, Senior Vice President Administration;

•	Mr. Donald R. Schroeder, Executive Vice President, President of Electronics Manufacturing Services;

•	Mr. Matthew W. Long, Interim Chief Financial Officer; and

•	Mr. H. Tyler Buchanan, Senior Vice President.

The Compensation Committee met several times in 2007 and retained the independent executive compensation consulting firm Towers Perrin to provide current market data on executive compensation practices. CTS believes that its policies and practices as presented in this compensation discussion and analysis reflect the corporation’s compensation philosophy and enables it to attract, motivate and retain high quality executive management.

CTS uses a mix of cash and equity to compensate its executives. Elements of compensation for each named executive officer include base salary, annual cash incentives, performance-based equity awards, time-based equity awards, retirement benefits, perquisites and health and welfare benefits. Although not determinative, the Compensation Committee consider the median of peer group data provided by Towers Perrin and data that it compiles from reputable public compensation databases as a guideline when setting CTS executives’ total compensation. The Committee also considers a multitude of other factors when establishing executive compensation opportunities and recommending total compensation for the Chief Executive Officer. It is possible for CTS executives to earn above-market compensation in any year, but they may earn below market compensation as well, depending on individual and corporate performance for that year.

A substantial part of CTS executives’ total compensation is based on performance and is at-risk each year. As a named executive officer takes on more responsibility with CTS, the Compensation Committee generally increases the percentage of his or her total compensation at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because it believes that the corporation’s named executive officers have the greatest ability to drive performance and therefore should have the most to gain or lose in terms of compensation opportunities based on performance outcome.

Compensation Philosophy

CTS’ general executive compensation philosophy is to offer executives compensation opportunities that will motivate its executives with incentives to maximize CTS’ performance and enhance shareholder value. Guided by this philosophy, CTS has specifically designed and administered its executive compensation program to achieve three main objectives:

•	To provide a competitive level of total compensation necessary to attract and retain talented and experienced executives;

•	To maximize the individual performance of each executive to help CTS achieve short-term and long-term financial and operational goals; and

•	To align the interests of CTS’ executives with the interests of its shareholders.

CTS offers executive compensation packages that contain a variety of elements. Total compensation packages are designed to achieve each of CTS’ compensation objectives as follows:

Elements of Total Compensation	Purpose
• Base salary, health and welfare benefits and perquisites.	• Fixed compensation necessary to attract and help retain executive talent.
• Annual cash incentives and performance-based equity awards.	• Variable incentive compensation to promote the achievement of specific financial and operational performance objectives.
• Time-based equity awards.	• Fixed equity award necessary to attract and help retain executive talent • Align executives’ compensation interests with shareholder interests.
• Retirement benefits.	• Fixed and variable compensation necessary to attract and help retain executive talent.

Role of Management in Executive Compensation Decisions

In 2007, Mr. Khilnani and Mr. Schwanz before him, relied heavily on the competitive information provided by external compensation consultants as compiled by Mr. James L. Cummins, CTS’ Senior Vice President Administration.

After review of the data compiled by Mr. Cummins, Mr. Khilnani recommends a total compensation package to the Compensation Committee for each named executive officer other than himself. As a benchmark, Mr. Khilnani’s general aim is to align the executive officer’s total cash compensation at approximately the fiftieth percentile of similarly situated executives. Mr. Khilnani’s practice promotes CTS’ philosophy in that by using the fiftieth percentile, or median compensation as a benchmark in setting total compensation, the corporation will be able to meet its goals for the year and attract and retain qualified executives. The Compensation Committee discusses data used by Mr. Khilnani and ultimately agrees on total cash compensation for each named executive officer considering the recommendations of Mr. Khilnani. At the February meeting of the Board of Directors, the Compensation Committee sets targets for compensation opportunities that are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all executives other than the Chief Executive Officer, total compensation packages for the year are finalized when approved by the Compensation Committee. The Compensation Committee recommends a total compensation package for the Chief Executive Officer to the Board of Directors which becomes final upon Board approval.

How Executive Compensation is Determined

The Compensation Committee has the responsibility to ensure that a market analysis of executive compensation is performed at least every two years. As discussed above, the Compensation Committee considers the recommendations of the Chief Executive Officer in setting total compensation awards for each executive other than himself. The Compensation Committee also considers benchmark data compiled by or obtained from compensation consultant professionals when it sets total compensation for CTS executive officers, including the Chief Executive Officer.

Overall Mix and Structure of Compensation

Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer, and determines how total compensation should be allocated across the different types of compensation offered by CTS. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers current market practices, individual performance and goal attainment and retention considerations. Generally, the Compensation Committee considers market practices to obtain a baseline of total compensation for each executive. Using this at a starting point, the Compensation Committee engages in discussion to consider the Chief Executive Officer’s recommendations with the objective of ensuring that a substantial portion of each named executive officer’s total compensation is at-risk and measured on the corporation’s performance in the short term and rewards the group in the long term for its continued contribution to the corporation. In this way, CTS believes that it is able to align the interests of the named executive officers with those of the shareholders year over year, as well as over the long term.

Cash incentives and equity compensation opportunities increase across the executive officer positions consistent with increasing responsibility. This structure generally means that the most senior executives will have a higher percentage their total compensation at-risk and variable than a less senior executive. As a result, the most senior executive officers who have the greatest ability to drive CTS’ performance have the most to gain or lose based on corporate and individual performance.

In addition to cash and equity components, CTS offers its executives retirement and health and welfare benefits and perquisites. The corporation believes that health and welfare benefits are standard practice in most peer group companies and is an expected component of overall compensation benefits provided to executive officers.

Proportion of Annual Salary and Bonus to Total Compensation.

Among the named executive officers, salary and non-equity incentive plan compensation (in other words, cash compensation) as a percent of total compensation ranges from approximately 31% to 50%. The breadth of the range is primarily due to the differences among the named executive officers in pension value attributable to different levels of credited service and a temporary relocation allowance for one executive. If one were to exclude the change in pension value and the temporary relocation allowance, the percent of total compensation among the named executive officers ranges from 50% to 60%. As stated in prior sections, and although not determinative, CTS considers peer data when determining the mix of salary, short-term incentive and long-term incentive compensation for comparable positions in setting compensation levels.

How CTS Benchmarks Executive Compensation Using Market Data

Towers Perrin.  At least every two years, and prior to the Compensation Committee meeting to set annual compensation, Mr. James L. Cummins, Senior Vice President Administration, requests and receives compensation data for relevant executive positions from Towers Perrin. In years in which CTS does not purchase executive compensation data from Towers Perrin, Towers Perrin will provide guidance on the industry and market total compensation increase year over year. The Chief Executive Officer and the

Compensation Committee will consider this inflationary target as an index in setting total compensation for each executive.

In March 2007, CTS retained Towers Perrin to review total compensation for executive titles that included Chief Executive Officer, President of an EMS Company, Chief Financial Officer, Senior Vice President of a Multi-Profit Center Head and General Counsel and Secretary among others. The peer group was selected by Towers Perrin with input from Mr. Cummins. The peer group serves the Compensation Committee as a major point of comparison of the level and structure of executive pay with companies similar to CTS in size, geography and/or revenue. Towers Perrin does not share the names of the companies used in benchmarking but uses information provided by CTS for job descriptions and CTS’ financial data to determine what companies are appropriate peers for CTS. The data included target and actual figures for base salary, annual cash incentives and long-term incentives. The report provided by Towers Perrin compiled market data for general industry and electronics and scientific equipment companies, based on regression analysis (a statistical technique that considers the relationship between total revenues and compensation) that assumes corporate revenue of $750 million. Based on its review of corporate pay practices, Towers Perrin has explained to CTS that pay levels that are within 15% of the market data are generally considered to be within the range of competitive practice. The Compensation Committee considered this guidance by Towers Perrin when establishing 2007 compensation levels. The data provided by Towers Perrin does not indicate the corporations from which it is derived but provides the Compensation Committee with median data about executive officers’ total compensation from companies that are of similar size and revenue to CTS. CTS does not limit its peer group to its industry because compensation data is not available for all of its competitors and also because CTS believes that it is important to consider compensation practices at other companies of comparable size and scope in order to attract and retain executive talent.

Equilar.  Annually, Mr. Cummins will review and compile data offered by Equilar, a well-regarded online executive compensation public database. Mr. Khilnani and Mr. Schwanz before him, were able to use the compensation data they received from Towers Perrin and Equilar to recommend total compensation for each executive officer applying the various components of the CTS compensation philosophy, as discussed above.

For 2007, Mr. Cummins selected 17 companies as its peer group by which to judge executive compensation practices of comparable companies. Peer group companies were selected by size, revenue, industry and market. CTS peer group companies for 2007 included Anadigics, Inc., AVX, Borg Warner, Inc., Dana Corporation, Dover Corporation, Flextronics, Kemet Corporation, LaBarge, Inc., LittelFuse, Molex, Plexus, RF Micro Devices, Sanmina-SCI Corporation, Stoneridge, Teledyne Technologies, Inc.,Triquint Semiconductor and Vishay Intertechnology. Mr. Cummins chose these particular companies because they fit at least one criterion of similar revenue, similar size, similar industry or similar products and services to CTS.

The information compiled from Equilar’s database included total compensation for executives with similar or the same titles as CTS executives for whom the Compensation Committee would set total compensation. Mr. Khilnani, Mr. Schwanz and the Compensation Committee used the information obtained from Equilar as a guide in applying CTS’ policy of considering median compensation for executives in its peer group. In turn, the Compensation Committee uses the median compensation figures to reinforce CTS’ compensation philosophy to motivate CTS executives to meet short-term and long-term goals and objectives.

While the Compensation Committee considers the median total compensation as a starting point in setting CTS executive pay, the Committee considers that total compensation within a range of plus or minus 15% of the median to be within acceptable range. The Committee believes that plus or minus 15% of the median compensation to be acceptable because it believes that such a margin is within a quantitatively comparable range. Even though CTS did not change its past guidelines when setting total executive compensation between 2006 to 2007, two of this years’ named executive officers, Mr. Cummins and Mr. Long, were below the 15% benchmark range for total compensation. Mr. Cummins did receive a pay increase in 2007. Mr. Long also received an increase in total compensation for 2007, primarily to align Mr. Long with the corporation’s total compensation practices. Although not determinative, the Compensation

Committee considers the tax efficiency of total compensation for each executive and will endeavor to keep total annual non-performance compensation under $1 million to allow the corporation to deduct executive pay from its taxes under Section 162(m) of the Internal Revenue Code.

Elements of Total Compensation

Base Salary

In keeping with CTS’ compensation philosophy and objectives, in 2007, the Compensation Committee determined what a reasonable base salary is for its named executive officers by aligning target compensation for each named executive officer at approximately the fiftieth percentile of peer executives set forth in current market compensation data provided by compensation professionals. The Compensation Committee considers the executive’s duties, responsibilities, past performance and time with the corporation in setting base salary. Base salary is included as an element of total compensation to ensure that each named executive officer receives a minimum return for his or her service to the corporation each year. The Compensation Committee provides a percentage of total compensation as base salary because it believes it is important to provide a fixed amount of compensation that decreases by executive depending on their ability to affect the outcome of the corporation’s financial goals.

Annual Cash Incentives

CTS believes that it is important to motivate its executives to achieve corporate financial goals each year by putting a substantial part of each executive’s total compensation at-risk by tying it directly to overall corporate performance. CTS uses a management incentive compensation plan to provide annual cash payments to named executive officers based on earnings per share, modified by individual performance. The CTS Corporation 2007 Management Incentive Plan was approved by shareholders at the June 2007 Annual Meeting of Shareholders. The Management Incentive Plan is intended to be a performance-based plan as defined under Section 162(m) of the Internal Revenue Code. Therefore, goals are set within the first quarter of each fiscal year. CTS offers an annual cash incentive to its named executive officers as a means of reward based on overall performance of the corporation. There were no significant changes in CTS’ annual cash incentive philosophy or practice from 2006.

How Management Incentive Plan Targets are Set

The Management Incentive Plan is designed to focus CTS’ executives on the most critical of the shorter-term business objective metrics each year. Target awards are a percentage of base salary and that percentage is benchmarked around the median percentile of the Towers Perrin data and takes into consideration internal parity. As an example, if review of CTS peer group data discloses, on average, that peer companies offer an annual cash incentive representing 10% of salary, CTS will use a range centered on that 10% mark when it decides what is appropriate for CTS performance-based annual cash awards. CTS’ practice to structure its executive annual cash incentive compensation at approximately the fiftieth percentile is based upon a philosophy that by using a median award, CTS is able to balance motivating the executive with what it perceives as market-competitive factors in being able to recruit and retain top executive talent.

The Compensation Committee, on an annual basis, sets the performance level for each metric for each executive and will establish the minimum performance level that must be reached before any award is paid for performance based on each metric. When establishing performance and awards for particular metrics, the Compensation Committee will consider past and projected performance levels for both the corporation and the executive, external market conditions, presumptions for the coming year and desired overall share performance targets for that year. However, the Compensation Committee may determine that it is appropriate, in order to preserve the intended incentive integrity under the Management Incentive Plan, to adjust performance targets downward during the performance period to reflect the impact of unplanned or extraordinary events. Any adjustment that would reflect a downward adjustment is set prior to the end of the first fiscal quarter of each year, to comply with Internal Revenue Code section 162(m). The Compensation Committee uses its discretion in this manner in order to provide what it believes is a fair and balanced review of the performance by CTS and the executive each year.

Quantitative financial performance goals under the Management Incentive Plan are based on CTS’ established business plan for the fiscal year. Management prepares and the Board of Directors reviews, a business plan for each fiscal year that includes sales, earnings, key balance sheet metrics and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives and other factors in establishing plan budgets and results. The Compensation Committee may use any of the metrics set out in the plan to establish executive compensation awards each year.

In 2007, the Compensation Committee established quantitative financial performance goals based on CTS’ net sales, market-based awards and CTS’ earnings per share as those targets were set in the corporation’s business plan for 2007. Net sales targets were selected as a metric because net sales is an objective, quantitative value easily measured for performance purposes. Market-based performance awards are selected to reflect performance compared to corporate competitors that takes into account market conditions and various resource price and availability metrics. CTS chose earnings per share targets from CTS’ annual business plan because it believes that earnings per share is a direct measurement of overall corporate performance which takes into consideration market conditions and provides a qualitative and quantitative measurement from which CTS is able to assess the performance of its named executive officers for each particular year.

Likelihood of Executive Achieving Management Incentive Plan Goals

Management endeavors to establish a plan that demands challenging, but achievable results given expected business conditions. As a general rule, the business plan is established such that targets under the primary metrics can be achieved or exceeded 80% of the time. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the Management Incentive Plan will average about 100% of target. Over the past four years, payouts under the Management Incentive Plan based on corporate metrics alone, averaged 110% of target. Over the past four years, payouts under the Management Incentive Plan, including corporate and business unit metrics, averaged 90% of target.

For years 2004 through 2007, the target and actual awards to all participating executives is shown below:

Historical Incentive Plan Result (2004-2007)

Determination of Actual Awards

Actual Management Incentive Plan awards are based on earnings per share and may vary from zero to 200% of the target award based on achievement of quantitative financial performance goals over a range that begins below the business plan targets and extends above the business plan targets. To encourage management to focus on financial risk mitigation as well as upside opportunity, the payout “cliff” drops to zero if performance falls below a threshold level of plan achievement. On the upside, payout increases linearly as performance exceeds the business plan. One consequence of this cliff threshold and payout to performance formula is that the executive’s risk of receiving no award is greater than the executive’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from “better than plan” performance. An executive officer’s actual award is determined under a formula that provides for payment of zero to 200% of the target award based upon actual performance versus established quantitative financial performance goals. In addition, the Compensation Committee may adjust awards downward based upon the executives’ actual performance versus individual qualitative and quantitative objectives. The Compensation Committee uses its discretion in determining plan-based awards in this manner to give effect to the intention of the reward opportunity.

To allow the Management Incentive Plan to be effective in motivating executives across business units, the Compensation Committee sets executive performance goals at a level for operations executives to allow for the possibility of unforeseeable performance in one sector to adversely affect the executives in unrelated sectors and goals are set with a percentage based on business unit performance and a percentage based on corporate performance as a whole.

Performance-Based Equity Compensation

In February 2007, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal year 2007 under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards serve to promote multiple objectives, which include encouraging strong financial performance, retaining talented executives and aligning compensation with shareholder interests. Depending upon the level of CTS’ achievement of year-over-year sales growth and free cash flow in fiscal year 2007, an executive officer may earn restricted stock units in an amount of up to 200% of a target award established for his or her position. Free cash flow is defined as the cash flow from operating activities, less capital expenditure. The selection of performance goals based on year-over-year sales growth and free cash flow targets is intended to create a focus on strategies which can drive long-term growth. Seventy percent of the target award is allocated to year-over-year sales growth and 30% of the target award is allocated to free cash flow. Each executive officer other than Mr. Schwanz was eligible for an equity-based incentive award for 2007. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2007. Restricted stock units for achievement of the performance goals were issued in February 2008 following certification of 2007 fiscal year results by CTS’ independent auditor. Performance restricted stock units issued under the plan will cliff-vest on December 31, 2010.

For 2008, the Compensation Committee established new terms applicable to a two-year performance-based equity compensation plan for fiscal years 2008 and 2009, under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan. The new terms continue to provide objectives encouraging strong financial performance while aligning executive compensation with shareholder interests. The terms are structured to provide executives with awards in the form of restricted stock units based upon achievement of objectives that management and the Board of Directors believe are beneficial to the corporation and shareholders over the long term. Depending upon the level of CTS’ achievement of sales growth and CTS’ total stockholder return relative to 29 enumerated peer group companies’ return rates following a two-year period (fiscal years 2008 and 2009), an executive officer may receive a restricted stock unit award of up to 200% of a target award established for his position. Sixty percent of the target award is allocated to relative total stockholder return and 40% of the target award is allocated to sales growth. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2008. Restricted stock units for achievement of the performance goals will vest and be issued in 2010 subject to certification of 2009 fiscal year results by CTS’ independent auditor.

In addition, in July 2007, the Compensation Committee adopted a performance-based equity compensation plan for Mr. Vinod Khilnani under the 2004 Omnibus Long-Term Incentive Plan. Under this plan, CTS established a performance-based restricted stock unit award for Mr. Khilnani. An aggregate of 25,000 units may be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting will occur, if at all, at a rate of up to 150% of the target award on the end date of each performance period and is tied exclusively to CTS total stockholder return relative to 32 enumerated peer group companies’ total stockholder return rates. The vesting rate will be determined using a matrix based on a percentile ranking of CTS total stockholder return and peer group total shareholder return.

Time-Based Equity Compensation

The Compensation Committee considers equity grants as part of its review of annual executive compensation. In recent years, the Compensation Committee has generally met in June to conduct this review. This meeting is part of the regular board and committee meeting calendar and the date is generally set at least one year in advance. CTS issues restricted stock units under the 2004 Omnibus Long-Term Incentive Plan. The Compensation Committee has not delegated authority to make option grants to any member of management. The terms of the option grants made in 2006, and in prior years, provide that the exercise price will be the closing price of CTS stock on the New York Stock Exchange on the date of the Compensation Committee meeting. CTS did not grant any options in 2007 but may do so in the future. CTS does not have a program or policy to coordinate option grants to its executives with the release of material non-public information. The terms of the option grants typically provide for vesting in installments over a four-year period.

CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve CTS’ long-term performance. CTS also believes that equity grants are an effective way to align executive and shareholder interests, because a significant amount of an executive’s potential income is directly tied to enhancing shareholder value. The Compensation Committee in prior years has generally has granted named executive officers stock in the form of incentive stock options to the extent permitted by Section 422 of the Internal Revenue Code. The value of restricted stock units and stock options granted in the past has been based upon consideration of peer benchmarks for equity grants to executives in similar positions. The value of equity grants made to executive officers by CTS falls below the fiftieth percentile of benchmark companies.

In July 2007, the Compensation Committee awarded restricted stock units vesting over a five-year term to Mr. Vinod M. Khilnani, CTS Chief Executive Officer, based on input from external consultants. Recommendations on the number of units to be awarded were based on peer data obtained from Equilar and Towers Perrin, as more fully described above.

CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of executives with shareholders, as the value of the deferred (unvested) portion of the grant depends directly on CTS’ stock price. CTS also believes that deferred vesting helps in the retention of executives, as the terms of option grants provide that employees lose unvested grants if they leave employment with CTS prior to qualified retirement and the terms of restricted stock unit grants provide that unvested grants are forfeited in the event of any termination, including retirement.

How Time-Based Awards May Vary Among Executives.  Restricted stock unit awards under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan are provided to executives as well as a broader group of management employees. The Compensation Committee generally considers restricted stock unit awards as part of its review of annual executive compensation in June. The Committee grants restricted stock unit awards to executive officers, other than the Chief Executive Officer and general managers. The Compensation Committee recommends a restricted stock unit grant for the Chief Executive Officer that is approved by the full Board of Directors. Restricted stock unit awards distribute to the recipient one share of

CTS common stock for each unit upon vesting. Most of these awards vest in equal installments over five years. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual restricted stock unit awards to executive officers at different times during the year and may use alternative vesting schedules or distribution options. In addition, the Compensation Committee delegates authority to the Chief Executive Officer and Senior Vice President Administration to grant a certain number of restricted stock unit awards to employees who are not executive officers.

Retirement Benefits and Plans

Defined Contribution Plan.  CTS maintains two defined contribution pension plans: the CTS Corporation Retirement Savings Plan, referred to as the CTS 401(k) Plan and the CTS Electronics Manufacturing Solutions, Inc. 401(k) Plan, referred to as the EMS 401(k) Plan. Both plans are qualified under Section 401(k) of the Internal Revenue Code. Each named executive officer participates in the CTS 401(k) Plan. Since April 1, 2006, all new U.S.-based CTS employees are automatically enrolled as participants in the CTS 401(k) plan beginning thirty days from date of hire. However, employees may opt out by notifying CTS. For employees hired after March 31, 2006, CTS matches employee and executive contributions under the CTS 401(k) plan at 100% up to the first 3% of annual base salary contributions with an additional 50% up to the next 2% of annual base salary contributions for a maximum matching contribution of 4%. Matching contributions for participants hired after March 31, 2006 are immediately vested. For employees hired on or before March 31, 2006, CTS matches employee and executive contributions under the CTS 401(k) plan at 50% up to 6% of annual base salary contributions for a maximum matching contribution of 3%. Matching contributions for employees hired on or before March 31, 2006 are vested at 20% per year with full vesting after five years of service. Each named executive officer has at least five years of service with CTS and the matching contributions for each are fully vested. Ms. Belusar, CTS’ Chief Financial Officer as of January 21, 2008, participates in the CTS 401(k) plan with the matching contributions that employees who are hired after March 31, 2006 receive. She also participates in the same standard set of health and welfare benefits in which the other named executive officers participate.

Defined Benefit Plan.  CTS maintains four tax-qualified defined benefit pension plans. Each named executive officer participates in the CTS Corporation Pension Plan, which is referred to in this proxy statement as the “Pension Plan”. On April 1, 2006, CTS closed the Pension Plan to new entrants and executives that join CTS in the future will not earn benefits under the Pension Plan. The Pension Plan requires participants to complete five years of vesting service in order to become eligible for a benefit. Each of the named executive officers has completed the required vesting service period. The Pension Plan benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the salary, bonus, and non-equity incentive plan columns of the Summary Compensation Table below. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets. Normal retirement age under the Pension Plan is age 65. Participants with five years of vested service may elect an early retirement benefit at age 55. Mr. Khilnani, Mr. Schroeder and Mr. Buchanan are currently eligible to elect early retirement. Early retirement benefits are reduced by .25% for each month that the participant may receive a benefit between the ages of 55 and 65. The normal form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit.

For 2007, Section 415(b)(1) of the Internal Revenue Code places a limit of $180,000 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $225,000 for 2007. The Pension Plan includes a supplemental benefit for certain participants, including all named executive officers except Mr. Long, which allows for payment of benefit amounts, to the extent permitted by the Code, in excess of the benefit amounts that would be permitted by those provisions. Also, all named executives participated in a non-qualified supplemental executive retirement plan designed to provide the participant with a benefit equal to the difference between his actual benefit under the Pension Plan and the benefit that would have been payable under the Pension Plan without regard to the limits on tax-qualified plans.

Prior to December 5, 2007, and with the exception of Mr. Long and Mr. Schwanz, the named executive officers participated in the CTS Corporation 2003 Excess Benefit Retirement Plan, referred to as the 2003 SERP. In the 2003 SERP benefit, each participant’s percentage of compensation included in the benefit formula was modified by a factor for each full year of participation in the 2003 SERP to a maximum of 1.75% of the average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay. The 2003 SERP benefit included 50% of the fair market value of restricted stock units which vest during the three highest pay calendar years in the calculation of pay. The 2003 SERP was replaced by non-qualified Individual Excess Benefit Retirement Plans for each named executive officer employed with CTS Corporation on December 5, 2007. The benefit under the 2007 plan replaced the benefit that accrued in prior non-qualified plans in which they participated. Consistent with their prior benefit under the 2003 SERP, the Individual Excess Benefit Retirement Plan provides that upon retirement, the participant will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit that would have been payable under the Pension Plan without regard to the limits on tax-qualified plans as described above. Each participant’s Individual Excess Benefit Retirement Plan benefit is modified by increasing the percentage of compensation included in the benefit formula beyond the percentage of compensation in the 2003 SERP to offset the loss of the 50% of the fair market value of restricted stock units which would have vested during the three highest pay calendar years that were previously included in the pay calculation.

Mr. Long participated in the CTS Corporation 1996 Excess Benefit Retirement Plan, referred to as the 1996 SERP, which was an unfunded supplemental retirement plan. In the 1996 SERP, each participant’s benefit was modified by including 50% of the fair market value of restricted stock units which vest during the three highest pay calendar years in the calculation of pay. The 1996 SERP was replaced by a nonqualified individual excess benefit retirement plan on December 5, 2007 as described above and referred to as the Individual Excess Benefit Retirement Plan. Mr. Long will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit that would have been payable under the Pension Plan if restrictions imposed on the calculations of benefits under tax-qualified plans were disregarded as described above and Mr. Long’s average monthly pay during the three calendar years of his last ten calendar years of service in which he receives the highest pay is multiplied by a pre-determined factor. The pre-determined factor serves to offset the loss of 50% of the fair market value of restricted stock units which would have vested during the three highest pay calendar years that were previously included in the pay calculation.

Under both the 1996 and the 2003 SERP, benefits were paid at the time and in the manner elected by the participant under the Pension Plan. These payment provisions, however, did not comply with Section 409A of the Internal Revenue Code. Therefore, the Individual Excess Benefit Retirement plan rolled out in December 2007 provide that participants will receive the actuarial present value of the supplemental retirement benefit. The actuarial present value of the benefit is payable as a single lump sum cash payment from the general assets of CTS in the seventh month after the participant’s employment terminates or age 55, which ever is later. The actuarial present value is determined using the actuarial assumptions employed under the Pension Plan for determining lump sum cash outs in the Plan Year during which the separation from service occurs or at age 55 which ever is later. If the participant’s separation from service occurs on or after age 55, the participant will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the lump sum interest rate assumption used to calculate the lump sum amount.

Other Compensation

CTS provides a limited set of perquisites and other compensation in order to attract and retain executive talent. Compensation for named executive officers includes a quarterly cash perquisite allowance for non-reimbursed travel expenses, reimbursement for financial planning services, reimbursement for tax preparation services and reimbursement for an executive physical. In addition, Donald R. Schroeder receives a temporary living allowance to compensate him for the increased cost of living associated with his relocation from Indiana to California in order to assume responsibility for an acquired subsidiary. Other compensation includes imputed income on life insurance benefits.

Health and Welfare Benefits

Named executive officers are eligible to participate in a standard set of health and welfare benefits, including medical and dental insurance, life insurance, disability insurance and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements with Executive Officers

CTS entered into change-in-control Severance Agreements with each of the named executive officers. For a complete understanding of the Severance Agreements, please see the section of this proxy statement titled Potential Payments Upon Termination or Change-in-Control as set forth below.

The Board of Directors accepted the accelerated resignation of Donald K. Schwanz as President, Chief Executive Officer and Chairman of the Board of Directors, effective July 2, 2007. Upon his resignation, the Board of Directors appointed Mr. Schwanz Chairman Emeritus of the CTS Board of Directors effective July 2, 2007. Mr. Schwanz resigned as Chairman Emeritus of the Board of Directors and retired from CTS effective October 2, 2007 which terminated all benefits under his September 19, 2002 change-in-control Severance Agreement.

On January 22, 2008, CTS entered into a change-in-control Severance Agreement with Donna L. Belusar, similar to the terms of the Tier 1 Severance Agreement as described below under the caption Potential Payment Upon Termination or Change-in-Control, with the exception that Ms. Belusar will not have certain retirement plan make-whole provisions as she is not a member of the CTS Corporation Pension Plan and does not have a supplemental excess benefit retirement plan.

Stock Ownership Guidelines

The Board of Directors has adopted Stock Ownership Guidelines which are administered by the Compensation Committee. The Stock Ownership Guidelines define expected stock ownership levels for executive officers, general managers and non-employee directors. The intent of the guidelines is to require executives and directors to maintain a significant equity stake in CTS. The Stock Ownership Guidelines provide that executives and directors are expected to retain at least 75% of their restricted stock units until threshold ownership levels have been attained and at least 25% of any equity awards received from CTS once they have achieved the threshold levels. To avoid placing an undue tax or cash flow burden on the individual, threshold levels are established based on the premise that they will be attainable through retention of equity awards over five years. Threshold levels for named executive officers range from 30,000 share units to 100,000 share units. Share units include shares of CTS common stock, shares subject to vested options, non-vested restricted stock and non-vested restricted stock units.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the CTS Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10-K and this proxy statement.

CTS CORPORATION 2007 COMPENSATION COMMITTEE

Thomas G. Cody, Chairman	Robert A. Profusek
Roger R. Hemminghaus	Patricia K. Collawn

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus(1)	Award(s)	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	(5)($)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)	(j)

Donald K. Schwanz, Former Chairman, President and Chief	2007	791,945	45,144	398,494	97,642	659,294	365,707	51,701	2,409,927
	2006	766,022	62,346	484,770	404,454	735,381	893,438	48,782	3,395,193

Vinod M. Khilnani, President and Chief Executive Officer	2007	432,000	41,920	339,237	88,696	309,135	147,155	29,635	1,387,778
	2006	357,808	54,550	280,254	106,600	228,997	120,393	23,842	1,172,444

Donald R. Schroeder, Executive Vice President and President of CTS Electronics Manufacturing Solutions	2007	327,610	28,653	190,025	34,930	203,610	358,399	105,607	1,248,834
	2006	316,715	31,830	169,994	127,048	60,809	375,497	117,448	1,199,341

James L. Cummins, Senior Vice President Administration	2007	258,942	23,629	149,227	33,722	129,342	156,594	33,473	784,930
	2006	243,654	26,244	135,738	52,752	140,345	206,864	33,247	631,980

H. Tyler Buchanan, Senior Vice President	2007	260,694	27,596	145,724	47,505	88,766	293,052	31,360	894,697
	2006	252,021	38,998	170,970	52,400	97,532	278,990	31,526	922,437

Matthew Long, Interim Chief Financial Officer, Treasurer	2007	166,346	8,052	74,158	13,866	46,161	5,371	23,806	337,760
	2006	156,385	7,870	68,479	18,670	50,043	28,246	16,500	334,652

(1)	Amounts represent cash payments in connection with lapse of transfer restrictions on restricted shares issued under the 1988 Restricted Stock and Cash Bonus Plan.

(2)	Assumptions made in the valuation of restricted stock units are set forth in Note I to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Assumptions made in the valuation of stock options are set forth in Note I to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Amounts earned under the 2007 Management Incentive Plan.

(5)	Other than for Mr. Schwanz and Mr. Long, the change in pension value is based on the difference between the estimated present value of each accrued benefit for named executive officers as of December 31, 2007 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of each named executive officer’s accrued benefit as of December 31, 2006 under the CTS Corporation Pension Plan and the CTS Corporation 2003 Excess Benefit Retirement Plan. Calculations are made based on the assumptions described under the caption 2007 Pension Benefits below. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation. Mr. Schwanz’s change in pension value is based on the difference between the actual present value of his accrued benefit as of December 31, 2007 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of his accrued benefit as of December 31, 2006 under the CTS Corporation Pension Plan and his individual Excess Benefit Retirement Plan. Mr. Long’s change in pension value is based on the difference between the estimated present value of his accrued benefit as of December 31, 2007 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of his accrued benefit as of December 31, 2006 under the CTS Corporation Pension Plan and the CTS Corporation 1996 Excess Retirement Plan.

(6)	Amounts in this column for 2007 reflect the following perquisites and personal benefits:

(i)	for Mr. Schwanz, a cash perquisite allowance, investment advisory services, executive physical services, tax preparation services.

(ii)	for Mr. Khilnani, a cash perquisite allowance, tax preparation services and executive physical services.

(iii)	for Mr. Schroeder, an $80,400 temporary living allowance, a cash perquisite allowance, financial planning services, tax preparation services and an executive physical.

(iv)	for Mr. Cummins, a cash perquisite allowance, financial planning services and tax preparation services.

(v)	for Mr. Buchanan, a cash perquisite allowance, tax preparation services and investment advisory services.

(vi)	for Mr. Long, a cash perquisite allowance and investment advisory services.

2007 Grants of Plan-Based Awards

					All
					Other	All Other
					Stock	Option
		Estimated Possible Payouts			Awards:	Awards:
		Under			Number	Number of
		Non-Equity Incentive Plan			of	Securities	Exercise or	Grant
		Awards			Shares	Under-	Base Price	Date Fair
					of Stock	lying	of Option	Value of
		Threshold	Target	Maximum	or Units	Options	Awards	Stock and
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Option
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	Awards
Donald K. Schwanz
2007 Management Incentive Plan		0	593,959	1,187,918

Vinod M. Khilnani
2007 Management Incentive Plan		0	324,000	648,000
2004 Omnibus Long-Term Incentive Plan	07/02/2007				25,000			327,750
2004 Omnibus Long-Term Incentive Plan/ Performance Share Agreement	07/02/2007				25,000			327,750
2007 Performance Stock Unit Plan(1)	02/05/2008				3,600			37,764

Matthew W. Long
2007 Management Incentive Plan		0	41,587	83,173
2004 Omnibus Long-Term Incentive Plan	06/06/2007				5,000			59,550
2004 Omnibus Long-Term Incentive Plan	09/12/2007				4,000			50,200
2007 Performance Stock Unit Plan(1)	02/05/2008				900			9,441

Donald R. Schroeder
2007 Management Incentive Plan		0	163,805	327,610
2004 Omnibus Long-Term Incentive Plan	06/06/2007				14,000			166,740
2007 Performance Stock Unit Plan(1)	02/05/2008				3,000			31,470

H. Tyler Buchanan
2007 Management Incentive Plan		0	130,347	260,694
2004 Omnibus Long-Term Incentive Plan	06/06/2007				10,000			119,100
2007 Performance Stock Unit Plan(1)	02/05/2008				2,400			25,176

James L. Cummins
2007 Management Incentive Plan		0	116,524	233,048
2004 Omnibus Long-Term Incentive Plan	06/06/2007				11,500			136,965
2007 Performance Stock Unit Plan(1)	02/05/2008				2,100			22,029

(1)	Represents the 2007 Performance Stock Unit Plan issued under the CTS Corporation 2004 Omnibus Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units for achievement of the performance goals were issued in February 2008 following certification of 2007 fiscal year results by CTS’s independent auditor.

Employment Agreement with Donald K. Schwanz.  On December 6, 2006, CTS entered into an employment agreement with Donald K. Schwanz who was, at that time, Chairman, President and Chief Executive Officer of the corporation. Mr. Schwanz’ prior agreement expired October 1, 2006. The agreement anticipated Mr. Schwanz’s continued employment with CTS until December 31, 2007. During the term of the agreement, Mr. Schwanz would continue to receive his annual base salary of $779,300, subject to review and increase by the Board of Directors and he was eligible for a target annual bonus of 75% of annual base salary. The employment agreement provides that upon the expiration of the agreement on December 31, 2007, Mr. Schwanz would be retained by the corporation as a consultant for eighteen months entitling Mr. Schwanz to consulting fees at an annual rate of $175,000.

Mr. Schwanz tendered his resignation as President, Chief Executive Officer and Chairman of the Board of Directors effective July 2, 2007. At the time of his resignation, Mr. Schwanz was appointed Chairman Emeritus of the Board of Directors. Although it had been anticipated that Mr. Schwanz would continue to serve in this position through December 31, 2007, the transition to a successor Chief Executive Officer was accomplished more rapidly than expected. Therefore, on October 2, 2007, Mr. Schwanz resigned as Chairman Emeritus of the Board of Directors and retired from service with CTS and commenced his eighteen month consulting period under his employment agreement. A component of that agreement is Mr. Schwanz’ participation in the Individual Excess Benefit Retirement Plan which replaced the benefit Mr. Schwanz had accrued under the 2003 SERP. Consistent with his benefit under the 2003 SERP, the Individual Excess Benefit Retirement Plan provided that upon retirement, Mr. Schwanz will receive a supplemental retirement benefit equal to the difference between the benefit that he receives under the Pension Plan and the benefit he would receive under the Pension Plan if restrictions imposed on the calculation of benefits under the tax-qualified plans were disregarded, early retirement reduction factors were eliminated, 50% of the fair market value of restricted stock units which vest during the three highest pay calendar years were included in the pay calculation and credited service earned after June 30, 2002 was multiplied by two. Under the 2003 SERP, benefits were payable at the time and in the manner elected by the participant under the Pension Plan. This payment provision, however, did not comply with Section 409A of the Internal Revenue Code. Therefore, the Individual Excess Benefit Retirement Plan provides that Mr. Schwanz will receive the actuarial present value of the supplemental retirement benefit calculated as described above. The actuarial present value of the benefit is payable as a single lump sum cash payment from the general assets of CTS in the seventh month following Mr. Schwanz’ separation from service. The actuarial present value is determined using the actuarial assumptions employed under the Pension Plan for determining lump sum cash payouts in the Plan Year during which Mr. Schwanz’ separation from service occurs. Mr. Schwanz will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the lump sum interest rate assumption used to calculate the lump sum amount.

Employment Agreement with Vinod M. Khilnani.  On June 14, 2007, CTS entered into an employment agreement with Mr. Khilnani to become effective on July 2, 2007. The agreement provides that if CTS terminates Mr. Khilnani’s employment under certain circumstances or Mr. Khilnani terminates his employment for good reason, as defined in the agreement, CTS will provide Mr. Khilnani with compensation, equal to his current base salary and his target incentive compensation for the calendar year prior to termination, for a period of two years following the termination date. However, to bring these payments into compliance with section 409A of the Internal Revenue Code, on December 3, 2007, CTS amended Mr. Khilnani’s agreement to reflect that Severance Benefits will be paid in a single lump sum cash payment as soon as practicable but not more than 90 days after the date of Mr. Khilnani’s separation from service within the meaning of Section 409A; provided, however, that if Mr. Khilnani is a specified employee as defined in Section 409A, such payment shall be paid on the earlier of (a) the first day of the seventh month following the date of his separation from service or (b) his death. The Board of Directors approved an annual base salary of $500,000 for Mr. Khilnani. The Board of Directors approved a total target bonus of 75% of annual base salary for Mr. Khilnani. The Board of Directors increased Mr. Khilnani’s quarterly perquisite allowance to $4,300 in connection with his election as President and Chief Executive Officer. Mr. Khilnani will not receive any compensation for his service as a director of the corporation. The Board of Directors has granted to Mr. Khilnani 25,000 service-based restricted stock units under the terms of the CTS 2004 Omnibus Long-Term Incentive Plan in connection with his election as President and Chief Executive Officer. These service-based restricted stock units will vest in equal annual installments of 5,000. In addition, Mr. Khilnani and the corporation have entered into a performance-based compensation arrangement. The performance criteria and other terms of the performance-based restricted stock unit grant have been determined by the Compensation Committee.

Compensation Arrangements.  CTS does not have employment agreements with any executive officers, other than Mr. Khilnani. Annual base salary for each named executive officer, other than Mr. Khilnani, is determined by the Compensation Committee of the Board of Directors. Mr. Khilnani’s annual base salary is determined by the Board of Directors based on a recommendation by the Compensation Committee. The annual salaries for named executive officers set in 2007 were as follows: Donald K. Schwanz — $779,300; Vinod M. Khilnani — $500,000; Donald R. Schroeder — $331,900; James L. Cummins — $267,700; H. Tyler Buchanan — $264,100; and Matthew W. Long — $178,700. Other compensation arrangements in which named executive officers participate are discussed below.

Bonuses.  Amounts shown in the Bonus column in the Summary Compensation Table reflect cash payments under the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan. Under that plan, recipients receive a cash award equal to the fair market value of each restricted share of CTS stock on the date the restrictions lapse. The plan provided for awards to vest over a five-year period. No awards have been made under that plan since 2003 and the Compensation Committee has expressed its intent to make no future awards under this Plan. Dividends are paid on restricted shares at the same rate applicable to non-restricted shares of CTS common stock.

Non-Equity Incentive Plan Compensation.  In 2007, each named executive officer, along with other officers and key employees, participated in the 2007 Management Incentive Plan. The Compensation Committee adopted this annual cash incentive Plan under the terms of the CTS Corporation Management Incentive Plan approved by the shareholders in 2007. Corporation-wide and strategic business unit quantitative financial performance goals were established for the 2007 fiscal year under the Plan. Each participant was also assigned objective qualitative performance goals for the 2007 fiscal year which contributed to CTS’ financial performance. A target award was established for each participant based on a percentage of his or her base salary. The Compensation Committee established the performance goals and target awards for each named executive officer, other than Mr. Schwanz and Mr. Khilnani when he was appointed Chief Executive Officer. The Board of Directors approved the performance goals and target award for Mr. Schwanz and Mr. Khilnani based on a recommendation by the Compensation Committee. The percentage of achievement of performance goals determined the percentage of the target award which each participant earned. Amounts shown in the Summary Compensation Table reflect awards based on achievement of net sales, earnings per share and/or business unit contribution to earnings per share goals. Determination of the achievement of quantitative performance goals was subject to the completion of the annual audit and certification of CTS’ 2007 fiscal year results by its independent auditor. CTS paid the awards to participants in the form of lump sum cash payments.

Equity-Based Compensation.  The Compensation Committee has historically awarded equity-based compensation to named executive officers on an annual basis. In 2007, the Compensation Committee awarded the named executive officers, other than Mr. Schwanz and Mr. Khilnani when he was appointed Chief Executive Officer, restricted stock units and stock options under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan. The Board of Directors approved the grant of restricted stock units to Mr. Schwanz and Mr. Khilnani under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan based on the recommendation of the Compensation Committee. Restricted stock unit awards distribute one share of CTS common stock for each unit upon vesting. The award recipient does not receive dividends or other rights related to CTS common stock until vested. Restricted stock units generally vest in 20% installments over a period of five years. Non-vested restricted stock units are forfeited upon termination of employment, except in the case of death, disability or change-in-control of the corporation, which events accelerate the vesting of restricted stock units. Stock options are granted on the date of the Compensation Committee and Board of Directors’ meetings approving the grants. The exercise price under the options is the closing market price of CTS common stock on the New York Stock Exchange on the date of the grant. Options generally vest in 25% installments over a period of four years. Non-vested options are forfeited upon termination of employment, except upon the occurrence of certain events. In the event of a change-in-control, as defined under the severance agreements described above, the vesting of options is accelerated. In the event of death or disability, options continue to become exercisable in installments and may be exercised for a period of one-year following the event. In the event of qualified retirement, options continue to become exercisable in installments and may be exercised prior to the expiration date.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
						Number of		Market Value
	Number of	Number of				Shares or		of Shares or
	Securities	Securities				Units of		Units of
	Underlying	Underlying		Option		Stock Held		Stock Held
	Unexercised	Unexercised		Exercise	Option	That Have		That Have
	Options	Options		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Donald K. Schwanz	8,000	24,000	(1)	13.68	6/06/2016	—		—
	25,000	25,000	(2)	11.11	6/07/2015	—		—
	27,750	9,250	(3)	11.04	6/08/2014	—		—
	72,000	—		9.78	6/11/2013	—		—
	47,013	—		7.70	7/30/2012	—		—
	100,000	—		14.02	9/30/2011	—		—
	35,000	—		23.00	4/17/2011	—		—
	50,000	—		44.875	1/16/2011	—		—

Vinod M. Khilnani	2,750	8,250	(1)	13.68	6/06/2016	83,000	(4)	824,190
	11,000	11,000	(2)	11.11	6/07/2015	—		—
	13,125	4,375	(3)	11.04	6/08/2014	—		—
	20,000	—		9.78	6/11/2013	—		—
	15,000	—		7.70	7/30/2012	—		—
	20,000	—		25.10	5/6/2011	—		—

Donald R. Schroeder	2,250	6,750	(1)	13.68	6/06/2016	43,000	(5)	426,990
	10,000	10,000	(2)	11.11	6/07/2015	—		—
	7,875	2,625	(3)	11.04	6/08/2014	—		—
	18,000	—		9.78	6/11/2013	—		—
	15,000	—		7.70	7/30/2012	—		—
	12,000	—		23.00	4/17/2011	—		—
	4,000	—		50.00	6/22/2010	—		—

James L. Cummins	1,625	4,875	(1)	13.68	6/06/2016	34,700	(6)	344,571
	4,850	4,850	(2)	11.11	6/07/2015	—		—
	5,400	1,800	(3)	11.04	6/08/2014	—		—
	14,500	—		9.78	6/11/2013	—		—
	12,000	—		7.70	7/30/2012	—		—
	8,000	—		23.00	4/17/2011	—		—
	3,000	—		50.00	6/22/2010	—		—

H. Tyler Buchanan	1,750	5,250	(1)	13.68	6/06/2016	34,800	(7)	345,564
	4,000	4,000	(2)	11.11	6/07/2015	—		—
	6,000	2,000	(3)	11.04	6/08/2014	—		—
	18,000	—		9.78	6/11/2013	—		—
	12,000	—		7.70	7/30/2012	—		—
	8,000	—		23.00	4/17/2011	—		—
	3,000	—		50.00	6/22/2010	—		—
	5,000	—		46.00	10/19/2009	—		—
	6,000	—		33.625	06/23/2009	—		—

Matthew W. Long	625	1,875	(1)	13.68	6/06/2016	19,600	(8)	194,628
	1,250	1,250	(2)	11.11	6/07/2015	—		—
	1,875	625	(3)	11.04	6/08/2014	—		—
	5,000	—		9.78	6/11/2013	—		—
	4,000	—		7.70	7/30/2012	—		—
	6,000	—		23.00	4/17/2011	—		—

(1)	Award granted on June 7, 2006 vests in 25% installments each year commencing on June 7, 2007.

(2)	Award granted on June 8, 2005 vests in 25% installments each year commencing on June 8, 2006.

(3)	Award granted on June 9, 2004 vests in 25% installments each year commencing on June 9, 2005.

(4)	600 restricted shares will vest on January 31, 2008; 1,400 restricted shares will vest on June 12, 2008; 3,600 restricted stock units will vest on June 9, 2008 and 2009; 3,800 restricted stock units will vest on June 8, 2008, 2009 and 2010; 3,100 restricted stock units will vest on June 7, 2008, 2009, 2010 and 2011;

5,000 restricted stock units will vest on July 2, 2008, 2009, 2010, 2011 and 2012; 25,000 restricted stock units will vest on October 4, 2009.

(5)	1,200 restricted shares will vest on June 12, 2008; 3,200 restricted stock units will vest on June 9, 2008 and 2009; 3,400 restricted stock units will vest on June 8, 2008, 2009 and 2010; 2,800 restricted stock units will vest on June 7, 2008, 2009, 2010 and 2011; 2,800 restricted stock units will vest on June 6, 2008, 2009, 2010, 2011 and 2012.

(6)	1,000 restricted shares will vest on June 12, 2008; 2,600 restricted stock units will vest on June 9, 2008 and 2009; 2,600 restricted stock units will vest on June 8, 2008, 2009 and 2010; 2,300 restricted stock units will vest on June 7, 2008, 2009, 2010 and 2011; 2,300 restricted stock units will vest on June 6, 2008, 2009, 2010, 2011 and 2012.

(7)	1,200 restricted shares will vest on June 12, 2008; 2,800 restricted stock units will vest on June 9, 2008 and 2009; 2,800 restricted stock units will vest on June 8, 2008, 2009 and 2010; 2,400 restricted stock units will vest on June 7, 2008, 2009, 2010 and 2011; 2,000 restricted stock units will vest on June 6, 2008, 2009, 2010, 2011 and 2012.

(8)	200 restricted shares will vest on January 31, 2008; 400 restricted shares will vest on June 12, 2008; 1,200 restricted stock units will vest on June 9, 2008 and 2009; 1,200 restricted stock units will vest on June 8, 2008, 2009 and 2010; 1,000 restricted stock units will vest on June 7, 2008, 2009, 2010 and 2011; 1,000 restricted stock units will vest on June 6, 2008, 2009, 2010, 2011 and 2012; 800 restricted stock units will vest on September 12, 2008, 2009, 2010, 2011 and 2012.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	Upon Exercise	on Vesting	on Vesting
Name of Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Donald K. Schwanz	—	—	82,800	$1,023,248	(1)

Vinod M. Khilnani	—	—	13,700	$168,684	(2)

Donald R. Schroeder	—	—	11,683	$142,133	(3)

James L. Cummins	—	—	9,383	$114,161	(4)

H. Tyler Buchanan	—	—	10,020	$124,172	(5)

Matthew W. Long	—	—	4,000	$49,100	(6)

(1)	Includes $45,144 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(2)	Includes $41,920 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(3)	Includes $28,653 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(4)	Includes $23,629 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(5)	Includes $27,596 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(6)	Includes $8,052 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

2007 Pension Benefits

To calculate pension benefits, CTS uses a benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the salary, bonus and non-equity incentive plan columns of the 2007 Summary Compensation Table. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets. Normal retirement age under the Pension Plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Mr. Khilnani, Mr. Schroeder and Mr. Buchanan are currently eligible to elect early retirement. Early retirement benefits are reduced by 0.25% for each month that the participant may receive a benefit between the ages of 55 and 65. The normal form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Donald K. Schwanz(1)	CTS Corporation Pension Plan	6.78	558,630	—

	CTS Corporation Individual Excess Benefit Retirement Plan	11.78 (2)	2,091,397	—

Vinod M. Khilnani	CTS Corporation Pension Plan	6.78	116,817	—

	CTS Corporation Individual Excess Benefit Retirement Plan	6.78	322,824	—

Donald R. Schroeder	CTS Corporation Pension Plan	35.44	1,279,498	—

	CTS Corporation Individual Excess Benefit Retirement Plan	35.44	1,268,305	—

James L. Cummins	CTS Corporation Pension Plan	30.78	744,056	—

	CTS Corporation Individual Excess Benefit Retirement Plan	30.78	508,554	—

H. Tyler Buchanan	CTS Corporation Pension Plan	30.78	591,966	—

	CTS Corporation Individual Excess Benefit Retirement Plan	30.78	708,661	—

Matthew W. Long	CTS Corporation Pension Plan	11.56	91,042	—

	CTS Corporation Individual Excess Benefit Retirement Plan	11.56	5,558	—

(1)	On March 14, 2008, Mr. Schwanz received $469,959 in a lump sum of combined pension and health and welfare benefits differential. On May 13, 2008, Mr. Schwanz will receive approximately $2,128,559 in a lump sum payment from his Individual Excess Benefit Retirement Plan.

(2)	The additional five years of service credited to Mr. Schwanz under the CTS Corporation Individual Excess Benefit Retirement Plan increases the present value of his estimated normal retirement annual benefit by $1,124,800 based on the assumption that he takes his benefit as a lump sum calculated as of December 31, 2007.

Pension Benefits.  The CTS Corporation Pension Plan is fully described in the section of this Proxy Statement under the caption “Retirement Benefits and Plans” above.

Potential Payments Upon Termination or Change-in-Control.   On December 5, 2007, CTS entered into change-in-control Severance Agreements with each named executive officer, with the exception of

Mr. Schwanz. There are two versions of the Severance Agreement. The first version is referred to as a Tier 1 Severance Agreement and the second version is referred to as a Tier 2 Severance Agreement. Mr. Khilnani, Mr. Schroeder, Mr. Cummins and Mr. Buchanan entered into the Tier 1 Severance Agreement. Mr. Long has entered into a Tier 2 Severance Agreement.

Under the Tier 1 Severance Agreement, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

An executive with a Tier 1 Severance Agreement are entitled to severance compensation if, within three years after a change-in-control, he terminates his employment for good reason or his employment is terminated by the corporation or its successor for any reason other than cause, disability or death, provided that on each anniversary of a change-in-control, the three-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the executive in his office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the executive’s duties; (3) a reduction in the executive’s base or incentive pay or an adverse change in any employee benefits; (4) the executive’s good faith determination that as a result of a change in circumstances following the change-in-control, he is unable to carry out or has suffered a substantial reduction in the duties he had prior to the change-in-control; (5) a successor entity’s failure to assume all obligations of the corporation under the Severance Agreement; (6) the corporation or its successor moves the executive’s principal work location by more than 35 miles or requires him to travel at least 20% more; (7) the corporation or its successor commits any material breach of the Severance Agreement; or (8) the corporation’s stock ceases to be publicly traded or listed on the New York Stock Exchange. An executive who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the Severance Agreement.

Compensation under the Tier 1 Severance Agreement includes: (1) a lump sum equal to three times the sum of the greater of the executive’s base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 36 months following termination at the executive’s expense, with the corporation reimbursing the executive for the portion of the premium in excess of the employee share for such coverage (and if such coverage causes the executive to incur tax because it cannot be provided by a corporate plan, the corporation will reimburse the executive for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under the corporation’s qualified and supplemental retirement plans that the executive would have received had he remained employed for 36 months following his termination date; (4) a lump sum payment equal to 0.90 times three times the executive’s average matching contribution percentage under the corporation’s 401(k) plan for the three prior years times the lesser of the executive’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that the corporation would have contributed to the executive’s 401(k) plan account had he remained employed for 36 months following his termination; (5) reimbursement of up to $30,000 for outplacement services; (6) reimbursement of legal, tax and estate planning expense related to the Severance Agreement; (7) a lump sum payment equal to the executive’s target incentive pay for the year in which the termination occurs, prorated based on his number of months of actual service during the year; and (8) accelerated vesting, exercise rights and lapse of restrictions on all equity-based compensation awards. In addition, if any payments made to the executive are subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, he will receive an additional payment to put him in the same after-tax position as if no excise tax had been imposed.

The Tier 2 Severance Agreement is similar to the Tier 1 described above except that certain eligibility periods and severance amounts are different. Specifically, Tier 2 participants will be entitled to severance compensation if within two years after the change-in-control, the executive terminates his employment for good reason or the corporation or its successor terminates the executive for any reason except cause, disability, or death. The severance eligibility period does not automatically extend under the Tier 2 Severance Agreement.

Further, under the Tier 2 Severance Agreement, compensation to which a participating executive is entitled includes: (1) a lump sum equal to one and one half (1.5) times the sum of the greater of the executive’s base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 12 months following termination at the executive’s expense, with the corporation reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, (and if such coverage causes the executive to incur tax because it cannot be provided by a corporate plan, the corporation will reimburse the executive for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under the corporation’s qualified and supplemental retirement plans that the executive would have received had he remained employed for 12 months following his termination date; (4) a lump sum payment equal to 0.96 times the executive’s average matching contribution percentage under the corporation’s 401(k) plan for the three prior years times the lesser of the executive’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that the corporation would have contributed to the Executive’s 401(k) plan account had he remained employed for 12 months following his termination; (5) reimbursement of up to $15,000 for outplacement services; (6) a lump sum payment equal to the executive’s target incentive pay for the year in which the termination occurs, prorated based on his number of months of actual service during the year; and (7) accelerated vesting, exercise rights and lapse of restrictions on all equity-based compensation awards.

In addition, a Tier 2 Severance Agreement does not provide for an additional payment if any amount or benefit to be paid to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code. Instead, the payments and benefits under this Severance Agreement will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999, or any successor provision, or any other tax). The period of non-solicitation of corporate employees under this second version is two years from separation of service. In all other material respects, this second version of the Severance Agreement is consistent with the terms of the above-described Tier 1 Severance Agreement.

Severance compensation under both the Tier 1 and the Tier 2 Severance Agreements is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the executive separates from service, provided however, that if the executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the executive’s separation from service or the executive’s death. Payment of severance compensation under the change-in-control Severance Agreement will be reduced to the extent of any corresponding payments under any other agreement.

To the extent that the executive receives severance benefits under the Severance Agreement, the executive may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with the corporation or its successor. The value of severance in the change-in-control compensation table below has been adjusted to reflect this non-compete provision. In addition, for a period of three years after separation from service, the executive may not solicit any corporate employee to leave employment with the corporation or any of its subsidiaries, may not hire or engage any person who was employed with the corporation or any of its subsidiaries and may not assist any organization with whom the executive is associated in taking such actions. The executive is generally entitled to be reimbursed by the corporation for legal fees incurred to enforce his rights under the Severance Agreement. The term of the Severance Agreement began December 5, 2007 and will end December 31, 2011.

Assuming that a change-in-control event occurred and the named executive officer was terminated without cause on December 31, 2007, the estimated severance compensation provided to each named executive officer is as follows:

					Perquisites
	Vesting of	Vesting of			Outplacement
	Non-Vested	Non-Vested	Pension	Welfare	Tax/Estate		Pro Rata
	Stock	Restricted	Benefit	Benefit	Planning &		Target	Excise Tax
Name	Options	Stock RSUs	Equivalent	Equivalent	Relocation	Severance	Incentive	Gross Up	Total
Vinod M. Khilnani	—	844,050	86,610	44,110	76,450	2,625,000	375,000	989,089	5,040,309
James L. Cummins	—	354,501	18,914	44,095	76,450	1,168,364	120,465	362,817	2,145,606
Donald Schroeder	—	438,906	61,557	31,143	76,450	1,493,550	165,950	0	2,267,556
Matthew W. Long	—	210,516	9,745	1,606	27,866	335,063	44,675	0	629,471
H. Tyler Buchanan	—	357,480	59,021	8,868	76,450	1,188,450	132,050	0	1,822,319

*	Retirement eligible employees would be entitled to a pro rata portion of their incentive awards under the terms of the incentive plan.

2007 DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards(1)	Awards(2)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
Walter S. Catlow	92,333	43,472	1,749	137,554
Lawrence J. Ciancia	96,500	43,472	1,749	141,721
Thomas G. Cody	92,000	43,472	1,749	137,221
Patricia K. Collawn	81,500	43,472	1,528	126,500
Gerald H. Frieling, Jr.	98,000	43,472	1,749	143,221
Roger R. Hemminghaus(3)	181,000	139,731	1,749	322,480
Michael A. Henning	102,500	43,472	1,749	147,721
Robert A. Profusek	71,250	43,472	1,749	116,471

(1)	Amounts in this column reflect the dollar amount of compensation expense recognized by CTS in 2007 with respect to all stock awards to non-employee directors. On December 5, 2007, 4,400 restricted stock units were awarded to each non-employee director for 2007 service, except that Mr. Hemminghaus received 6,600 restricted stock units for service as the Chairman of the Board of Directors. The grant date fair market value for each share in the awards was $10.37. Those awards vested on January 8, 2008 and were distributed upon vesting absent a deferral election by the director. Messrs. Catlow, Ciancia, Hemminghaus, Profusek and Henning and Ms. Collawn elected to defer distribution until their retirement from the Board of Directors. The non-employee directors had no other non-vested stock awards outstanding at fiscal year-end.

(2)	Amounts in this column reflect the dollar amount of compensation expense recognized by CTS in 2007 with respect to all option awards to non-employee directors. Non-employee directors did not receive option awards in fiscal year 2007. The number of shares underlying options at fiscal year-end for each non-employee director, other than Ms. Collawn, was 10,800 exercisable and 3,200 unexercisable. The number of shares underlying unexercised options at fiscal year-end for Ms. Collawn was 1,600 exercisable and 1,500 unexercisable.

(3)	Includes a July 2, 2007 grant of 6,000 restricted stock units granted to Mr. Hemminghaus upon being named Chairman of the Board of Directors. The grant date fair value of CTS common stock on the date of grant was $13.11. This award vested immediately and was not eligible for deferred distribution.

Director Compensation.  Employee directors receive no additional compensation for serving on the Board of Directors or Board of Directors Committees. Compensation for non-employee directors is determined by the Board of Directors based on recommendations by the Compensation Committee.

Non-employee directors receive the following fees for their service on the Board of Directors: annual board retainer — $30,000; annual retainer for each Audit Committee member — $5,000; annual retainer for each Compensation Committee member — $5,000; annual retainer for each Finance Committee member -$3,000, annual retainer for each Nominating and Governance Committee member — $3,000; additional annual retainer for Audit Committee Chairman — $5,000; additional annual retainer for Compensation Committee Chairman — $5,000; additional annual retainer for Finance Committee Chairman — $3,000; additional annual retainer for Nominating and Governance Committee Chairman — $3,000; meeting fee for each Board of Directors or Committee Meeting — $1,500. All committee meetings, including special meetings called by committee chairmen, are compensated at the regular meeting fee rate. Special activity by the committee chairmen, as well as any special activity by another committee member that is requested or approved by a committee chairman, is also compensated at the regular meeting fee rate. CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs.

CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board of Directors, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account as of December 31, 2007 is shown in the Directors’ and Officers’ Stock Ownership table above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm. All members of the Audit Committee are financially literate and independent as defined in the New York Stock Exchange Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the corporation for 2007; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 5; has received from the independent auditor the written disclosures and letter required by Independence Standards Board of Directors Standard No. 1, as adopted by The Public Company Accounting Oversight Board of Directors in Rule 3600T; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2007 AUDIT COMMITTEE

Michael A. Henning, Chairman	Walter S. Catlow
Lawrence J. Ciancia	Gerald H. Frieling, Jr.

INDEPENDENT AUDITOR

CTS dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm on June 3, 2005. The decision was recommended and unanimously approved by CTS’ Audit Committee. The Audit Committee appointed Grant Thornton LLP to replace PricewaterhouseCoopers LLP.

Grant Thornton LLP representatives plan to attend the 2008 Annual Meeting of Shareholders of CTS Corporation and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2007 and December 31, 2006.

	Audit Fees	Audit-Related Fees(1)	Tax Fees	All Other Fees

2007	$1,470,545	$19,077	—	—
2006	$2,114,671	$126,507	—	—

(1)	For 2007, audit-related fees consist of fees billed by Grant Thornton LLP for foreign statutory purposes in the United Kingdom and China.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year. The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditor, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

2007 Annual Report on Form 10-K

Upon receipt of the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2007 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 30, 2008.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our 2007 Annual Report, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana
April 28, 2008

CTS CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
Proxy card must be signed and dated below.
ò     Please fold and detach card at perforation before mailing.     ò

CTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 30, 2008.
The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Roger R. Hemminghaus and Richard G. Cutter as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on April 15, 2008 at the Annual Meeting of Shareholders originally convened on May 30, 2008 and at any adjournment thereof.

Signature

Signature (If held jointly)

Please sign exactly as shown hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

Dated:	2008

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting.
òPlease fold and detach card at perforation before mailing.ò

CTS CORPORATION	PROXY
This Proxy, when properly executed, will be voted in the manner directed herein. If not otherwise marked, this Proxy will be voted FOR the election of all nominees listed below and FOR item 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES LISTED BELOW AND FOR THE RATIFICATION OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITORS AS PROPOSED IN ITEM 2.
1.	ELECTION OF DIRECTORS

Nominees:	(1) W. S. Catlow	(2) L. J. Ciancia	(3) T. G. Cody
	(4) P. K. Collawn	(5) G. H. Frieling, Jr.	(6) R. R. Hemminghaus
	(7) M. A. Henning	(8) V. M. Khilnani	(9) R. A. Profusek

`	☐	FOR all nominees listed above.	☐	WITHHOLD AUTHORITY to vote
		(except as listed to the contrary below)		for all nominees listed above.
To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT PUBLIC AUDIT FIRM.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

2